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Booz Allen Hamilton Holding Corporation
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From the Chairman                        [Graphic - Picture of Dr. Ralph W. Shrader]
To Our Shareholders,
Leading change is arguably at the top of the agenda for global companies today, and Booz Allen Hamilton has excelled in this regard. In our fiscal year ended March 31, 2015, we commemorated our 100th anniversary in business and accomplished the most significant changes since our IPO in 2010-successfully transitioning the positions of chief executive officer and chief financial officer, broadening our shareholder base, and enhancing the capabilities and diversity of our Board of Directors.
Starting at the top, I am immensely proud of Booz Allen’s new President and Chief Executive Officer, Horacio Rozanski. Horacio’s vision and values are exactly what Booz Allen needs to help its clients excel-and thereby, to help our Company excel-in its second century. Our longtime Chief Financial Officer Sam Strickland turned the reins to his successor, Kevin Cook, in July 2014. Kevin has ably moved into the CFO role with the support and confidence of the Board and our investors. The Board is likewise strongly supportive of Horacio’s full leadership team of outstanding men and women in top line and staff management positions.
In July 2014, Horacio was elected a Director of the Company, and we added further depth and independence two months later with the appointment of Gretchen McClain to Booz Allen’s Board. Gretchen brings us public company CEO experience and a strong technology background.
Fiscal year 2015 saw a transition in our shareholder base as well. The Carlyle Group sold 33,000,000 shares of BAH stock this past fiscal year through three well-managed and widely subscribed secondary offerings. The Carlyle Group remains our Company’s largest shareholder; however, following these sales, Booz Allen Hamilton Holding Corporation is no longer a controlled company and we have taken appropriate measures to ensure the independence required for a non-controlled company. Specifically, we have already achieved a majority independent Board and fully independent Audit, Compensation, and Nominating & Corporate Governance Committees as required by NYSE rules.
Governance Focused on Value Creation
Booz Allen’s long-standing promise to clients is to deliver results that endure. In keeping with that pledge, the Board is committed to enduring value creation for shareholders.
Value is measured in reputation for quality and service, brand recognition, balance sheet strength, and stakeholder perception relative to peer companies. By numerous accounts, Booz Allen’s value is strong. Our Company is consistently featured on “The Best” lists published by Fortune, Forbes, and others. Analysts covering BAH stock use these words to describe us: “best-in-class provider of professional services,” “tier-one,” and “one of the best positioned.”
Additionally, we track coverage about the firm in both traditional and social media, and analyze the “sentiment index” of this coverage, which during Fiscal 2015 was strongly positive. We focused our 100th anniversary commemoration on partnership and service, and this put the firm in good company and good light.
Booz Allen is committed to delivering market-leading returns to our shareholders-with long-term value in mind. I believe our demonstrated track record shows this philosophy in action. We have carefully balanced investment and dividend payout, debt and equity, margin improvement, and share price appreciation. And, in FY15, we delivered a total shareholder return of 40.4 percent.
A Comprehensive Approach to Risk Management

As a major contractor to the US federal government, Booz Allen serves the public trust and works in a highly regulated and scrutinized industry.
Our focus, first and foremost, is on Booz Allen’s core values, which reflect an ethos now more than a century old. Still, ethics and compliance is a living and vibrant part of our day-to-day work and worklife, reinforced with annual ethics education and reaffirmation by every employee-overseen by a robust Ethics Office that regularly briefs the Board.
Enterprise risk management is an ongoing Board agenda item and something that Horacio Rozanski personally leads. The Board Audit and Compensation Committees are strongly focused on understanding and managing risk related to financial, regulatory, and securities matters, as well as information and personnel security and reputational risk.
Booz Allen’s guiding principle is one of “responsible risk”-leaning forward and taking educated risk to foster innovation and spur growth, while ensuring prudence and having robust checks and balances in place.
Our Pledge
Leading change means building on the strengths of the past and reimagining the possibilities for the future. That is precisely what Booz Allen does for clients in every assignment we undertake. And, it is our pledge to shareholders and employees: that we will continuously learn from experience and seize opportunities to innovate and deliver even greater value in the years to come.
/s/ Ralph W. Shrader
Ralph W. Shrader, Ph.D.
Chairman of the Board
June 18, 2015